UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2013

UNITED COMMUNITY FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

OHIO	000-24399	34-1856319
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

275 West Federal Street, Youngstown, Ohio 44503-1203

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (330) 742-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On March 22, 2013, United Community sold to 28 accredited investors (the Investors), in a private offering, an aggregate of approximately $39.9 million in United Community securities, including 6,574,272 newly issued common shares at a purchase price of $2.75 per share, and 7,942 newly created and issued perpetual mandatorily convertible non-cumulative preferred shares of United Community at a purchase price of $2,750 per share. Upon receipt of United Community shareholder approval, each of the preferred shares will automatically convert into 1,000 United Community common shares.

In accordance with U.S. Generally Accepted Accounting Principles, United Community will record a beneficial conversion feature (“BCF”) related to the issuance of these preferred shares because they contain a conversion feature at a fixed rate that was in-the-money when issued. A BCF is “in-the-money” when the investor is deemed to be able to obtain the underlying common shares at a below-market price upon conversion of the preferred shares. The BCF will be recognized in United Community’s Shareholders’ Equity and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The effective purchase price of the common shares into which the preferred shares are convertable is deemed to be $2.75, which is used to compute the intrinsic value. The intrinsic value is calculated as the difference between the deemed purchase price of the common shares ($2.75 per share) and the market value ($3.60 per share) on the date the preferred shares were issued, March 22, 2013, multiplied by the number of shares into which the preferred shares are convertible. The BCF from the issuance of the convertible preferred shares resulted in $6,750,700 being recorded in United Community’s Shareholders’ Equity as a reduction of preferred stock and an increase to additional paid-in capital. Because additional paid-in capital is included in the United Community’s calculation of book value per common share, the increase in additional paid-in capital recorded as a result of the BCF increased the United Community’s book value per common share as of March 31, 2013. However, because the BCF is amortized over the period that the preferred shares are expected to be outstanding, this amortization will result in a reduction of book value per common share (defined as shareholders’ equity minus preferred stock divided by number of common shares outstanding) over this time period for the same amount.

The BCF resulting from the issuance of the preferred shares of United Community is calculated as follows:

Total common shares that may be issued upon conversion of preferred shares	7,942,000
Intrinsic value (Difference between consideration allocated to preferred stock upon conversion at $2.75 per share and market price of $3.60 per share on March 22, 2013)	$0.85

Beneficial conversion feature	$6,750,700

The BCF has no effect on net income. The BCF calculated above is deemed to be an implied dividend for purposes of determining earnings per share in accordance with U.S. Generally Accepted Accounting Principles, and is amortized over the period the preferred shares are expected to be outstanding. The preferred shares will convert to common shares upon shareholder approval which is being sought in the second quarter of 2013. This amortization results in a reduction to retained earnings and thus net income available to common shareholders for earnings per share purposes. Therefore, United Community will take into account the BCF discount when computing earnings per share in 2013.

This document may contain statements regarding future events, performance or results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. Actual results could differ materially from those expressed or implied by the forward-looking statements. Readers are cautioned not to unduly rely on forward-looking statements, which reflect only UCFC’s current expectations regarding future events and are not guarantees. Forward-looking statements speak only as of the date they are made, and UCFC does not undertake any obligation to update them to reflect changes that occur after that date, whether as a result of new information, future events or otherwise. A number of factors could cause results to differ significantly from UCFC’s expectations, including, among others, any factors identified in our Annual Report on Form 10-K for the year ended December 31, 2012, including under the headings “Discussion of Forward-Looking Statements” and “Risk Factors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.

	By:	/s/ Jude J. Nohra
Jude J. Nohra, General Counsel & Secretary

Date: May 6, 2013

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